EXHIBIT 99.1

June 10, 2010	TSX Venture Exchange Symbol: MDW
NYSE Amex Symbol: MDW
Website: www.midwaygold.com

Midway Gold Increases Offering to C$6.6 Million Including Non-Brokered Offering of $1 Million in the United States

Vancouver, British Columbia – June 10, 2010, Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX-V; MDW:NYSE-AMEX) is pleased to announce, further to its press release of May 28, 2010, that it has increased its previously announced unit offering from up to C$6.0 to up to C$6.6 million, with up to C$5.6 million to be raised through the previously announced agency arrangement in Canada and to certain qualifying persons in the United Kingdom and up to C$1 million to be raised in a non-brokered offering in the United States. The offering will consist of the sale of up to 9,412,000 units in Canada and the United Kingdom and up to 1,666,666 units in the United States at C$0.60 per unit, each unit comprising one common share and one half of one non-transferable common share purchase warrant.  Each whole warrant will entitle the holder to purchase one common share of Midway at a price of C$0.80 per share for a period of 24 months from the closing date.

Midway intends to use the aggregate net proceeds of the offerings to advance its projects, to fund its general and administrative costs (including property maintenance fees) and for general working capital purposes.

Haywood Securities Inc. has been engaged as the agent (the "Agent") for the offering in Canada and the United Kingdom and will receive a cash commission of 7% of the total gross proceeds for sale of the units in Canada and the United Kingdom. In addition, the Agent will be issued Agent's warrants equal to 7% of the number of units placed in Canada and the United Kingdom.  Each Agent's warrant will entitle the holder to purchase one common share at a price of C$0.80 per share for a period of 24 months from the closing date.

There is no placement agent or underwriter for the offering of the units in the United States.  The units are being offered directly to specified investors by officers of the Company.  No placement agent or underwriter participated in the offer of the securities or reviewed the prospectus supplements filed in relation to the offering in the United States.

The units are being offered pursuant to final prospectus supplements (the "US Prospectus Supplements") to the base shelf prospectus (the "U.S. Base Prospectus") in the Company's effective shelf registration statement on Form S-3 (File No. 333-165842) (the "Registration Statement") which was declared effective by the Securities and Exchange Commission on May 6, 2010, and pursuant to final prospectus supplements (the "Canadian Prospectus Supplements") to the Company's base shelf prospectus, dated May 4, 2010 (the "Canadian Base Prospectus"), filed with securities regulatory authorities in each of the provinces of British Columbia, Alberta and Ontario.  Copies of the Canadian Prospectus Supplements and the accompanying Canadian Base Shelf Prospectus may be obtained by accessing the website maintained by the Canadian securities regulatory authorities at www.sedar.com, and copies of the US Prospectus Supplements and the Registration Statement have been filed with the Securities and Exchange Commission and may be obtained, along with the Registration Statement, by accessing the SEC website at www.sec.gov.

Copies of the final U.S. Prospectus Supplement and final Canadian Prospectus Supplement in connection with the placement of units in Canada and to certain qualified persons in the United Kingdom along with the U.S. Base Prospectus and Canadian Base Prospectus can be obtained from the Agent at:

Haywood Securities Inc.
Suite 2000-400 Burrard Street
Vancouver, BC, Canada
V6C 3A6
Attention: Michelle Jankovich
Telephone: 604-697-7126
E-mail: mjankovich@haywood.com

Copies of the final U.S. Prospectus Supplement and final Canadian Prospectus Supplement in connection with the placement of units in the United States along with the U.S. Base Prospectus and Canadian Base Prospectus can be obtained from the Company at:

Midway Gold Corp.
15782 Marine Drive – Unit 1
White Rock, BC, Canada
V4B 1E6
Attention: R.J. Smith
Telephone: (877) 475-3642
E-mail: infodata@midwaygold.com

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the preliminary Prospectus Supplement, the Shelf Prospectus or the Shelf Registration Statement.

ON BEHALF OF THE BOARD
"Daniel Wolfus"

Daniel Wolfus, Chairman and CEO

For further information, please contact R.J. Smith at Midway Gold Corp. at (877) 475-3642 (toll-free).

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to design, build, and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders.  Midway controls over 65 square miles of mineral rights in the western United States, including four advanced exploration projects: Spring Valley, Pan, Golden Eagle, and Midway, as well as three early stage exploration targets.  These early stage exploration projects include Gold Rock, Roberts Gold and Burnt Canyon.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.